UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report – June 19, 2005

(Date of earliest event reported)

HOLLYWOOD CASINO SHREVEPORT
SHREVEPORT CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Louisiana	333-88679	72-1225563
Louisiana		75-2830167
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification
Number)

5601 Bridge Street, Suite 300, Fort Worth, Texas		76112-2355
(Address of principal executive offices)		(Zip Code)

Area Code (817) 492-7065

(Registrant’s telephone number)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.03                                             Bankruptcy or Receivership.

(b)                                 Order Confirming Plan of Reorganization

On June 19, 2005, the United States Bankruptcy Court for the Western District of Louisiana (the “Bankruptcy Court”) approved a settlement agreement announced in open court for the confirmation of the Joint Plan of Hollywood Casino Shreveport (“HCS”); HCS I, Inc. and HCS II, Inc., the general partners of Hollywood Casino Shreveport; HWCC-Louisiana, Inc., the parent company of both HCS I, Inc. and HCS II, Inc., and Shreveport Capital Corporation (collectively, the “Debtors”) together with their non-debtor affiliate, HCS-Golf Course, LLC, and the Bondholders Committee, as proposed on April 21, 2005 (the “Joint Plan”) and as modified based on the announced settlement.  On September 10, 2004, certain creditors of HCS filed an involuntary petition against HCS for relief under Chapter 11 of the United States Bankruptcy Code.  On October 30, 2004, HCS I, Inc., HCS II, Inc., HWCC-Louisiana, Inc. and Shreveport Capital Corporation commenced voluntary cases under Chapter 11 in the Bankruptcy Court.

It is expected that a written order confirming the Joint Plan (the “Confirmation Order”) will be presented to the Bankruptcy Court for signing and entry in the near future.  The Confirmation Order is in the process of being reviewed by all parties and will be filed by amendment to this Current Report on Form 8-K as soon as practicable.

Summary of Plan

On August 27, 2004, HCS, acting by and through HCS I, Inc., entered into an agreement with Eldorado Resorts, LLC (“Eldorado”) providing for the acquisition of HCS by certain affiliates of Eldorado.  On October 18, 2004, HCS, acting by and through HCS I, Inc., entered into a definitive Investment Agreement (the “Agreement”) with Eldorado, Eldorado Shreveport #1, LLC and Eldorado Shreveport #2, LLC (together with Eldorado Shreveport #1, LLC, the “Investors”) providing for the acquisition of the reorganized HCS by the Investors.  The Investors are each an affiliate of Eldorado.  The terms of the Agreement are incorporated in the Joint Plan.

The Agreement provides for a financial restructuring of HCS that will significantly reduce outstanding secured debt obligations and annual cash interest payments.  Under the restructuring, holders of the Shreveport First Mortgage Notes and Senior Secured Notes (collectively, the “Shreveport Notes”) will receive (1) $140 million of new, 10% senior secured notes due 2012, (2) 100% of the common stock of a corporation that will hold a $20 million preferred equity interest which will accrue distributions at an annual rate of 13% and a 25% non-voting equity interest in the reorganized HCS and (3) cash in an amount to be determined, in exchange for the existing secured Shreveport Notes in the principal face amount of $189 million plus accrued interest.  The new, 10% senior secured notes will accrue interest commencing on June 30, 2005.  Such interest will be paid semiannually in arrears on each February 1 and August 1, beginning February 1, 2006; provided, however, that up to four semiannual interest payments may be paid by the issuance of additional senior secured notes with an aggregate principal amount equal to the interest due.  The $20 million preferred equity interest will begin to accrue on June 30, 2005, will be compounded quarterly and is required to be repaid no later than the eighth anniversary of the date on which the Joint Plan becomes effective.  The 25% non-voting equity interest in the reorganized HCS has associated put and call options at stated prices which become effective anytime after a full fiscal year of operations where reorganized HCS’s trailing Earnings before Interest, Taxes, Depreciation, Amortization and Management Fees for the four fiscal quarters preceding the put or call date exceeds $30 million.

The Investors will acquire a 75% voting equity interest in the reorganized HCS.  The Agreement, which was extended by amendment to July 31, 2005, remains subject to Louisiana Gaming Control Board (“LGCB”) approval and certain other conditions.  A hearing with the LGCB has been scheduled for July 19, 2005.

Under the Joint Plan, as modified, unsecured creditors will receive $.52 for every dollar they were owed, subject to a maximum of $6.76 million.  Black Diamond Capital Management, LLC (“Black Diamond”), a holder of HCS’s notes which sought to file a competing plan, will enter into mutual releases with HCS and will receive up to $2 million toward its legal fees in addition to amounts owed Black Diamond as a creditor.

Although the Bankruptcy Court approved the settlement on June 19, 2005, the Debtors have yet to consummate the Joint Plan and the Joint Plan is not yet effective.  The Joint Plan can not become effective until after the Bankruptcy Court enters the Confirmation Order and the LGCB approves the transaction and the parties involved.

As of May 31, 2005 HCS had consolidated total assets of approximately $136.9 million and consolidated total liabilities of $195.1 million.  The total liability amount does not reflect the accrual of interest on the Shreveport Notes subsequent to the close of business on September 10, 2004.

9.01                                                                        Financial Statements and Exhibits.

(c)                                  Exhibits - None

It is expected that the Confirmation Order will be presented to the Bankruptcy Court for signing and entry in the near future.  The Confirmation Order is in the process of being reviewed by all parties and will be filed by amendment to this Current Report on Form 8-K as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 23, 2005		Hollywood Casino Shreveport
	By:	HCS I, Inc., its Managing General Partner

	By:	/s/ Tonya Tarrant
Tonya Tarrant
Chief Financial Officer

Dated: June 23, 2005		Shreveport Capital Corporation

	By:	/s/ Tonya Tarrant
Tonya Tarrant
Chief Financial Officer